Exhibit 10.15

UNFUNDED DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Amended and Restated December 31, 2008)

1. Purpose. This Plan is intended to allow Non-Employee Directors of Valmont to defer a portion of their compensation received as directors. The Plan was originally adopted effective January 1, 1984. This amendment and restatement is intended to bring the Plan in compliance with Code § 409A and is effective December 31, 2008, except as otherwise set forth herein. For the period January 1, 2005 through December 31, 2008, the Plan has been administered in good faith compliance with Code § 409A.

2. Definitions. The following definitions shall apply to the Plan:

2.1                               “Change of Control Event.” The term “Change of Control Event” means a Change in Ownership of Valmont, a Change in Effective Control of Valmont, or a Change in the Ownership of a Substantial Portion of Valmont’s Assets. For purpose of this Plan:

(a)                                 “Change in Ownership of Valmont.” A “Change in Ownership of Valmont” occurs on the date that any one person or entity, or more than one person or entity acting as a Group acquires ownership of stock of Valmont that, together with stock held by such person, entity or Group, constitutes more than fifty percent (50%) of the total fair market value of Valmont or of the total voting power of the stock of Valmont; provided, however, if any one person or entity, or more than one person or entity acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Valmont, the acquisition of additional stock by the same person, entity or Group is not considered to cause a Change in Ownership of Valmont (or a Change in Effective Control of Valmont).

(b)                                 “Change in Effective Control of Valmont.” A “Change in Effective Control of Valmont” occurs on the date that either:

(i) Any one person or entity, or more than one person or entity acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person, entity or Group ownership of stock of Valmont possessing thirty-five percent (35%) or more of the total voting power of the stock of Valmont; or

(ii) A majority of the members of Valmont’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Valmont’s board of directors prior to the date of the appointment or election.

(c)                                  “Change in the Ownership of a Substantial Portion of Valmont’s Assets.” A “Change in the Ownership of a Substantial Portion of Valmont’s Assets” occurs on the date that any one person or entity, or more than one person or entity acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person, entity or Group, assets from Valmont that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Valmont immediately prior to such acquisition or acquisitions. For purposes of this Section, the term “gross fair market value” means the value of the assets of Valmont, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, a

Change in the Ownership of a Substantial Portion of Valmont’s Assets does not occur if the assets are transferred to one of the following (as determined immediately after the asset transfer):

(i) A shareholder of Valmont in exchange for or with respect to such shareholder’s stock;

(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Valmont;

(iii) A person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Valmont; or

(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this Section, the term “Group” shall have the meaning within Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 and shall include the owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Valmont, but shall not include persons or entities who would otherwise be considered a Group solely because such persons or entities purchase or own stock of Valmont at the same time or as a result of the same public offering. The attribution rules of Code Section 318(a) shall apply in determining stock ownership.

2.2                               “Code” means the Internal Revenue Code of 1986, as amended.

2.3                               “Committee” means the Compensation Committee of the Board of Directors of Valmont (“Board”).

2.4                               “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.5                               “Fees” means with respect to any Non-Employee Director, such fees for professional services as a director of Valmont, including, but not limited to, retainers, meeting fees, lead director fees, and committee chairman fees to the extent that the amount is otherwise includible in gross income; provided, however, $1,000 of fees for each meeting shall not be included in “Fees” for purposes of this Plan.

2.6                               “Deferred Equity-Based Compensation” means Equity-Based Compensation deferred by a Participant pursuant to Section 4 below.

2.7                               “Equity-Based Compensation” means awards which may be, or are, received by a Non-Employee Director pursuant to the Valmont 2008 Stock Plan, or any successor or similar plan thereto.

2.8                               “Non-Employee Director” means a director of Valmont who is not employed by Valmont or any of its affiliates.

2.9                               “Participant” means a Non-Employee Director who has satisfied the eligibility requirements set forth in Section 3 of the Plan elects to participate in the Plan and who has not been paid his or her total benefits from the Plan.

2.10                        “Plan” means this plan which shall be called the Unfunded Deferred Compensation Plan for Non-Employee Directors.

2.11                        “Plan Year” means the calendar year.

2.12                        “Valmont” means Valmont Industries, Inc., a Delaware corporation, and any successor thereto.

3.                                      Eligibility and Participation. Each Non-Employee Director who participates in the Plan as of December 31, 2008 shall be eligible to continue participation. Each Non-Employee Director shall be eligible to participate in the Plan. Each Non-Employee Director shall continue to participate in this Plan until all the benefits payable to the Non-Employee Director under this Plan have been paid.

4.                                      Deferrals. Each individual who is a Non-Employee Director as of December 31, 2008, must make a new deferral election prior to December 31, 2008, which shall supersede any prior deferral election by the Participant. Prior to the beginning of each Plan Year, a Non-Employee Director may elect to have all or a portion of his or her Fees for such Plan Year contributed to this Plan. In addition, prior to the beginning of each Plan Year, a Non-Employee Director may make a deferral election with respect to any Equity-Based Compensation that may be received by the Non-Employee Director in such Plan Year. A Participant’s deferral election and payment election for Equity-Based Compensation shall be separate from such elections with respect to Fees. A Non-Employee Director newly elected to the Board during a Plan Year may elect, within thirty (30) days of when such Non-Employee Director’s term begins, to have all or a portion of his or her Fees and Equity-Based Compensation, paid for services to be performed subsequent to the election, deferred pursuant to this Plan. A Participant’s deferral election hereunder shall remain in force until changed by the Participant. Such deferral election may only be changed with respect to Fees and Equity-Based Compensation otherwise payable or awarded after the Plan Year in which the new election is filed with Valmont and shall be effective the first day of such subsequent Plan Year.

5.                                      Funding. This Plan shall be unfunded. The Participants in this Plan shall be no more than general, unsecured creditors of Valmont with regard to the benefits payable pursuant to this Plan.

6.                                      Participants’ Fees Accounts. A separate account shall be established for each Participant in the Plan (“Participant’s Fees Account”). A Participant’s Fees Account shall be credited on the first day of each month for that month’s retainer fees and for meeting fees earned during the immediately preceding month, to the extent deferred hereunder by the Participant. Each Participant’s Fees Account shall be credited with interest on the first day of each month and immediately preceding a distribution. The interest rate shall be credited using the account balance as of the end of the preceding month or, if applicable, as of the date of distributions. The interest rate shall be the 1-year Treasury Bill Rate as of January 1 of the calendar year for which interest is credited to the Account. Each Participant’s Fees Account shall be 100% vested and nonforfeitable at all times. Valmont shall provide each Participant a Participant’s Fees Account statement as soon as possible after the end of each Plan Year.

7. Payment of Participant’s Fees Account.

7.1                               Pre-2005 Payment of Benefits. For benefits that commenced prior to 2005, the Participant’s Fees Account shall be payable in accordance with the terms and conditions of the Plan in effect as of the commencement date.

7.2                               Benefits Payable Between 2004 and 2009. For benefits that commence after 2004, but before 2009, the Plan shall commence payment of the Participant’s Fees Account upon the Participant’s cessation from service with Valmont, subject to provisions below. A Participant may elect the form of benefit payment among a single lump sum benefit and two (2) through fifteen (15) annual installments. The Participant may also elect that the payment commence on a January 15th of a specified year or upon cessation from service. A Participant who fails to elect a form of payment shall be paid in fifteen (15) annual installments commencing on the January 15th following the Plan Year the Participant ceases providing services to Valmont. The Participant’s election as to the timing and form of payment must be made on or before the Participant’s initial deferral election. The payments shall commence on the January 15th of the year following ceasing to be a director in fifteen substantially equal installments, if the Participant fails to properly elect the timing and form of payment. Notwithstanding any other provisions to the contrary of this Section 7.2, upon a Participant’s death, the Participant’s remaining Fees Account shall be paid in lump sum within 75 days of the Participant’s death.

7.3                               Post-2008 Payment of Benefits. For payment of the Participant’s Fees Account that commence subsequent to December 31, 2008, the Plan shall commence payment of the Participant’s Fees Account upon the earliest of the Participant’s death, Disability, separation from service, or upon a Change of Control Event. The payment of benefits under this Section 7.3 is subject to the following rules:

(a)                                 The Participant’s Fees Account shall be paid to the Participant or beneficiary in one lump sum payment as soon as reasonably practicable following the applicable event, when the benefits payable hereunder are: (i) are less than or equal to the dollar limit under Code § 402(g) for the Plan Year and all arrangements that fall under the same category as the Plan are cashed out at the same time; (ii) due to the death of the Participant; (iii) due to a Change of Control Event; or (iv) due to a domestic relations order.

(b)                                 For separation from service (including separation due to Disability), a Participant may elect the form of benefit payment among a single lump sum benefit and two (2) through fifteen (15) annual installments.

(c)                                  A Participant who fails to elect a form of payment shall be paid in a single lump sum.

(d)                                 Subject to Section 7.6 below, the Participant’s election as to the form of payment must be made on or before the Participant’s initial deferral election; provided, however, a Disabled Participant may change the timing and form of payment as long as the change does not take effect until at least twelve (12) months after the date on which the election was made.

(e)                                  Notwithstanding the preceding, payment shall commence no later than ninety days following the applicable event.

7.4                               Unforeseeable Emergency. A Participant may withdraw all or a portion of his or her Participant’s Fees Account in the event of an Unforeseeable Emergency. An “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code § 152(a)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The eminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including nonrefundable deductibles, as well as the cost for prescription drug medication, the need to pay funeral expenses of a spouse or a dependent (as defined in Code § 152(a)), shall also constitute an Unforeseeable Emergency if the event causes a severe financial hardship. The amount that may be withdrawn as a result of an Unforeseeable Emergency shall not exceed the amount necessary to satisfy the Unforeseeable Emergency (to the extent that the emergency cannot be relieved through reimbursement by insurance or by liquidation of assets that would not in of itself result in a severe hardship) plus taxes reasonably anticipated as a result of the withdrawal.

7.5                               Domestic Relations Orders. Notwithstanding any other provisions of the Plan with respect to a Participant’s Fees Account, a lump sum payment shall be made to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code § 414(b)(1)(B)). Such payment shall be made as soon as reasonably practicable after the receipt of the domestic relations order by the Plan, but not later than 90 days after receipt of the Order.

7.6                               Special Payment Elections Made On or Before December 31, 2008. An individual who is a Participant during the calendar year 2008 may make a new payment election on or before December 31, 2008 in accordance with the procedures established by the Plan that comply with the Code § 409A proposed or final regulations. However, the Participant may not make an election to change the timing or form of payment with respect to any payments the Participant would otherwise receive in the year of the election or cause any payments to be made in the year of election. The Participant’s election under this Section 7.6 is subject to the following rules:

(a)                                 The amount is part or all of the Participant’s Fees Account balance as of the end of 2008.

(b)                                 The form of benefit is among a lump sum payment or two (2) through fifteen (15) annual installments.

(c)                                  The election as to when the distribution begins must be a specified date commencing no later than January 1, 2010. Notwithstanding an election under this period, a Participant’s benefit will be paid in a lump sum upon death or a Change of Control Event.

8.                                      Payment of Participant’s Deferred Equity-Based Compensation. A Participant’s Deferred Equity-Based Compensation shall be paid as elected by the Participant. The Participant’s election as to time and manner of payment shall be made before the Plan Year in which the Equity-Based Compensation is awarded, and shall be subject to the terms and conditions determined by the Committee, which terms and conditions will comply with Code § 409A and the related Regulations.

9.                                      Administration. This Plan shall be administered by the Committee. The Committee shall make all determinations with regard to the Plan. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt or revise rules and regulations as it deems necessary or advisable for the administration of the Plan. To the extent consistent with the provisions of the Plan, all determinations of the Committee shall be final, conclusive and binding upon all the parties. Valmont intends the Plan to comply with the provisions of Code § 409A and the regulations thereunder, and all ambiguities and inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. If any provision of the Plan contravenes Code § 409A or the regulations thereunder, such provision of the Plan shall be modified to maintain, to the maximum extent practicable, the original intent of the provision without violating the provisions of Code § 409A.

10.                               Beneficiary Designation. Each Participant may designate a beneficiary under the Plan with respect to the Participant’s Fees Account in the manner and form as determined by the Committee. In the event no valid designation of beneficiary exists at the time of the Participant’s death, the Participant’s Fees Account shall be paid to the Participant’s surviving spouse; provided, however, if the Participant does not have a surviving spouse, the Participant’s Fees Account shall be paid to the Participant’s estate.

11.                               Nonalienation of Benefits. No benefit payable under this Plan shall be subject, at any time and in any manner, to alienation, sale, transfer, assignment, pledge or encumbrance of any kind.

12.                               Plan Expenses. Administration expenses incurred by the Plan shall be paid by the Plan (and any related trust). However, at its absolute discretion, Valmont may reimburse the Plan for any administration expenses or directly pay such expenses.

13.                               Amendment and Termination. Valmont, by action of the Board or the Committee, may amend or terminate this Plan at any time, provided, however, this Plan shall not be amended or terminated to eliminate or reduce any Participant’s Fees Account balance of the Participants therein at the time of the amendment or termination or to reduce the vesting of a Participant; provided, further, Board approval is required for (i) termination of the Plan, or (ii) an amendment that significantly increases the cost of the Plan as a percentage of Participants’ Compensation; and provided, further, upon Plan termination the Plan will accelerate distributions only if such acceleration does not violate Code § 409A.

14.                               Applicable Law. This Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Delaware.

Valmont has adopted this Amendment and Restatement of the Plan effective December 31, 2008, except as otherwise set forth herein.